UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant X
                       --
Filed by a Party other than the Registrant __

Check the appropriate box:


X       Preliminary proxy statement
--
__      Definitive proxy statement
__      Definitive additional materials
__      Soliciting material under Rule 14a-12



                       RIGHT MANAGEMENT CONSULTANTS, INC.
                (Name of Registrant as Specified In Its Charter)
        ----------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
               Payment of filing Fee (check the appropriate box):

X       No Fee Required.
--
__      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

2)   Aggregate number of securities to which the transaction applies:

    ------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing is calculated and state how it was determined.)

    ------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------

5)   Total fee paid:

    ------------------------------------------------------------------------

__   Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

    ------------------------------------------------------------------------

2)   Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

3)   Filing Party:

    ------------------------------------------------------------------------

4)   Date Filed:

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



                       RIGHT MANAGEMENT CONSULTANTS, INC.
                         1818 Market Street, 33rd Floor
                        Philadelphia, Pennsylvania 19103

Dear Shareholder:

         On behalf of the Board of Directors, I am pleased to invite you to attend our 2003 Annual Meeting of Shareholders to be held on Thursday, May 1, 2003 at 10:00 a.m., local time at our headquarters, 1818 Market Street, 33rd Floor, Philadelphia, PA 19103. At this meeting, you will have the opportunity to ask questions. Enclosed are a Notice of Meeting, Proxy Statement, your voting card and the 2002 Annual Report to Shareholders.

         The principal business of the meeting is to elect 11 directors, to amend our Articles of Incorporation to increase the authorized shares of common stock, to adopt the 2003 Stock Incentive Plan, to adopt the 2003 Employee Stock Purchase Plan, to ratify the selection of Ernst & Young LLP as the independent auditors of Right Management Consultants, Inc. for 2003, and to transact any other business that is properly presented at the Annual Meeting. The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon in more detail.

         We are delighted that you have chosen to invest in Right Management Consultants, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person.

         I look forward to seeing you on May 1, 2003 at the Annual Meeting.

                                                          Sincerely,

                                                          /S/ THEODORE A. YOUNG
                                                          ---------------------
Philadelphia, Pennsylvania                                Theodore A. Young
April 3, 2003                                             Secretary

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                         1818 Market Street, 33rd Floor
                        Philadelphia, Pennsylvania 19103
                             -----------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON THURSDAY, MAY 1, 2003

Date:    Thursday, May 1, 2003
         Time: 10:00 a.m. local time
Place:   1818 Market Street
         33rd Floor
         Philadelphia, PA 19103

         We will hold our Annual Meeting of Shareholders on Thursday, May 1, 2003, at 10:00 a.m., at our headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania.

         The purpose of the Annual Meeting is to consider and take action on the following:

     1.   To elect eleven (11) directors for a term of one year.
     2.   To amend the  Company's  Articles of  Incorporation  to  increase  the
          number  of   authorized   Common   Shares  to  One   Hundred   Million
          (100,000,000) shares.
     3.   To adopt the Right Management  Consultants,  Inc. 2003 Stock Incentive
          Plan.
     4. To adopt the Right Management Consultants, Inc. 2003 Employee Stock Purchase Plan.
     5. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year 2003.
     6.   To transact any other business properly brought before the Annual
          Meeting.

         If you are a shareholder as of March 17, 2003, you may vote at the meeting. This Proxy Statement, voting instructions and our 2002 Annual Report to Shareholders are being distributed on or about April 3, 2003.

         You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure that your shares are represented at the meeting, please date, execute, and mail promptly the enclosed proxy card in the enclosed, stamped envelope. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the meeting.

                                              By order of the Board of Directors



                                                    /S/ THEODORE A. YOUNG
                                                    ---------------------
Philadelphia, Pennsylvania                          Theodore A. Young
April 3, 2003                                       Secretary

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                         1818 Market Street, 33rd Floor
                             Philadelphia, PA 19103

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                   May 1, 2003

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Right Management Consultants, Inc., for use at our Annual Meeting of Shareholders which is scheduled to be held on Thursday, May 1, 2003, at 10:00 a.m. local time, at our headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 3, 2003.


                                Table of Contents
                                                                                                                 Page

     Commonly Asked Questions and Answers about the Annual Meeting................................................6
     Principal Shareholders and Management's Holdings............................................................10
     Section 16(a) Beneficial Ownership Reporting Compliance.....................................................12
     Proposal 1-Election of Directors............................................................................13
     Committees of the Board of Directors........................................................................16
     Certain Relationships and Related Party Transactions........................................................17
     Proposal 2-Amendment of Articles of Incorporation...........................................................19
     Proposal 3-Adoption of 2003 Stock Incentive Plan............................................................20
     Proposal 4-Adoption of 2003 Employee Stock Purchase Plan....................................................26
     Executive Compensation......................................................................................30
     Stock Option Grants.........................................................................................31
     Option Exercises and Year-end Option Value..................................................................32
     Retirement Compensation.....................................................................................32
     Employment and Change in Control Agreements.................................................................34
     Compensation of Directors...................................................................................35
     Auditors....................................................................................................37
     Audit and Non-Audit Fees....................................................................................37
     Audit Committee Report......................................................................................38
     Compensation Committee Report on Executive Compensation.....................................................40
     Common Shares Performance...................................................................................45
     Proposal 5-Ratification of Appointment of Auditors..........................................................46
     Other Business..............................................................................................46
     Shareholder Proposals.......................................................................................46
     Annual Report on Form 10-K..................................................................................46
     Householding................................................................................................46
     The Audit Committee Charter.................................................................................48

Commonly Asked Questions and Answers about the Annual Meeting
-------------------------------------------------------------

Q.   What am I voting on?

A.   1. The election of eleven (11) directors for a one-year term.

     2. An amendment to the Company's Articles of Incorporation to increase the authorized common shares to One Hundred Million (100,000,000) shares.

     3.   Adoption of the 2003 Stock Incentive Plan.

     4.   Adoption of the 2003 Employee Stock Purchase Plan.

     5. Ratification of Ernst & Young LLP as Right Management Consultants, Inc.'s independent auditors for fiscal year 2003.

     6.   Any other business that properly comes before the meeting for a vote.

Q. Who is entitled to vote at the Annual Meeting, and how many votes do they have?

     Common shareholders of record as of the close of business on March 17, 2003 may vote at the Annual Meeting. Each share has one vote. There were 22,687,459 shares of common stock outstanding on March 17, 2003.


Q.   How do I vote?

A. You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our shareholders to enable them to be represented and to vote at the Annual Meeting.

Q.   What is a proxy?

A. A proxy is a person you appoint to vote on your behalf. If you are unable to attend the Annual Meeting, we are seeking your appointment of proxies so that your Common Shares may be voted. You must complete and return the enclosed proxy card to have your shares voted by proxy.

Q. By completing and returning this proxy card, who am I designating as my proxy?

A. You will be designating Richard J. Pinola, our Chief Executive Officer and Chairman of the Board and Joseph T. Smith, our Vice Chairman of the Board, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Q.   How will my proxy vote my shares?

A.   Your proxy will vote according to the instructions on your proxy card.

     We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.


Q.   How do I vote using my proxy card?

A. If you do not attend the Annual Meeting and vote in person, you may vote by returning the enclosed proxy card to us. To vote by mail, simply mark, sign, and date the enclosed proxy card, and return it in the enclosed postage-paid envelope. Alternatively, you may deliver your proxy card to us in person, by facsimile, or by a courier. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Q.   Can I vote electronically?

A. If you are a registered shareholder (that is, you hold your stock in certificate form), you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote electronically.

Q.   How do I revoke my proxy?

A. You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

     o Notifying our Corporate Secretary, Theodore A. Young, in writing at 1818 Market Street, 33rd Floor, Philadelphia, PA 19103, that you are revoking your proxy;

     o    Executing a new proxy card; or

     o    Attending and voting by ballot at the Annual Meeting.

Q.   Is my vote confidential?

A. Yes, only certain employees will have access to your proxy card. All comments remain confidential, unless you ask that your name be disclosed.

Q.   Who will count the votes?

A. One of our officers will act as the inspector of election and will count the votes in conjunction with our transfer agent, City National Bank.

Q.   What constitutes a quorum?

A. A majority of the outstanding shares, either present or represented by proxy, constitutes a quorum. As of March 17, 2003 there were 22,687,459 shares of common stock issued, outstanding, and entitled to vote at the Annual Meeting. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

Q. What vote is needed for the proposals to be adopted and how will my vote be counted?

A. With respect to Proposal 1, the election of directors, the eleven directors who receive the most votes will be elected. You may vote separately for, or withhold your vote separately for, each nominee. Votes that are withheld will not be included in the vote tally for the election of directors, and will have no effect on the results of the vote. Shareholders do not have the right to cumulate votes in the election of directors.

     With respect to Proposals 2, 3, 4 and 5 the vote of a majority of the shares of shareholders are required to approve the proposals. Abstentions and any shares as to which a broker or nominee indicates that it does not have discretionary authority to vote on a particular matter, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether the approval of shareholders has been obtained with respect to these Proposals.

Q.   What percentage of our Common Shares do the directors and officers own?

A. As of March 17, 2003, our directors and executive officers owned approximately 17.8% of our Common Shares. See the discussion under the heading "Principal Shareholders and Management's Holdings" on page 10 for more details.

Q. Who is soliciting my proxy, how is it being solicited, and who pays the cost?

A. The Board of Directors of Right Management Consultants, Inc. is soliciting proxies primarily by mail. In addition, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common shares.

Q.   When are Shareholder proposals for the year 2004 Annual Meeting due?

A. Shareholder proposals to be presented at our 2004 Annual Meeting must be submitted in writing by December 5, 2003 to our Corporate Secretary, at 1818 Market Street, 33rd Floor, Philadelphia, PA 19103. You should submit any proposal by a method that permits you to prove the date of delivery to us.

Q.   How may I obtain a copy of the Company's Form 10-K?

A. You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, by writing to our Corporate Secretary at 1818 Market Street, 33rd Floor, Philadelphia, PA 19103 or by visiting our Investor Relations website at www.right.com/global/investor.

Principal Shareholders and Management's Holdings


         The following table sets forth each nominee for director, each of our five highest compensated executive officers, all directors and officers as a group and each shareholder who is known to own beneficially more than 5% of the 22,687,459 outstanding Common Shares as of March 17, 2003.


                                                                       Number of Shares          Percent of Class
Name of Shareholder                                                   Beneficially Owned                (1)
-------------------                                                   ------------------                ---
Richard J. Pinola                                                        2,612,637 (2)                10.7%
T. Rowe Price Associates, Inc.                                           2,256,000 (3)                10.0%
Barclays Global Investors, NA.                                           1,457,581 (4)                 6.4%
FMR Corporation                                                          1,389,264 (5)                 6.1%
Joseph T. Smith                                                            750,047 (6)                 3.2%
Frank P. Louchheim                                                         254,929 (7)                 1.1%
John J. Gavin                                                              190,631 (8)                 *
Larry A. Evans                                                             136,665 (9)                 *
Frederick R. Davidson                                                       88,038                     *
John R. Bourbeau                                                            83,350 (10)                *
James E. Greenway                                                           49,137 (11)                *
Christopher Pierce-Cooke                                                    34,292 (12)                *
Rebecca J. Maddox                                                           32,777 (13)                *
Catherine Y. Selleck                                                        32,681 (14)                *
G. Lee Bohs                                                                 12,627 (15)                *
Stephen Johnson                                                              5,000                     *
Oliver S. Franklin                                                           3,750 (16)                *
All Directors and Officers as a Group (27 persons)                       4,550,520 (17)               17.8%

----------------------------------------------------------------- --------------------------- ------------------------
* Less than 1%


(1) Any securities not currently outstanding but subject to options exercisable by such shareholder within 60 days of March 17, 2003 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person.

(2) The number of shares listed as held by Mr. Pinola includes (a) an aggregate of 6,750 shares which are held in two separate trusts for his children, as to which Mr. Pinola disclaims beneficial ownership and (b) currently exercisable options to purchase 1,703,200 shares of our Common Shares. Mr. Pinola's address is c/o Right Management Consultants, Inc., 1818 Market Street, Philadelphia, PA 19103.

(3) Based on Schedule 13G dated February 14, 2003 filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission ("SEC"). In such Schedule, Price Associates reported having sole voting power with respect to 529,600 shares and sole dispositive power with respect to all 2,256,000 shares and states the following: "These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,590,000 shares, representing 7.0% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities." Price Associates' address is 100 E. Pratt Street, Baltimore, MD 21202.

(4) Based on Schedule 13G dated February 10, 2003 filed by Barclays Global Investors, NA. ("Barclays") with the SEC. In such Schedule, Barclays reported having sole voting power and sole dispositive power with respect to 1,359,819 shares, representing 6.0% of the shares outstanding, and Barclays Global Fund Advisors reported having sole voting power and sole dispositive power with respect to 97,762 shares, representing 0.43% of the shares outstanding. The address of Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(5) Based on Schedule 13G/A dated February 14, 2003 filed by FMR Corporation ("FMR") with the SEC. In such Schedule, FMR reported having sole voting power with respect to 45,614 shares and sole dispositive power with respect to all 1,389,264 shares. FMR's address is 82 Devonshire Street, Boston, MA 02109.

(6) The number of shares listed as held by Mr. Smith includes currently exercisable options to purchase an aggregate of 688,371 shares of our Common Shares.

(7) The number of shares listed as held by Mr. Louchheim includes (a) an aggregate of 5,315 shares which are held by certain of his children as custodian for a total of seven minor grandchildren of Mr. Louchheim, as to which Mr. Louchheim disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 53,114 of our Common Shares.

(8) The number of shares listed as held by Mr. Gavin includes currently exercisable options to purchase an aggregate of 126,876 of our Common Shares.

(9) The number of shares listed as held by Mr. Evans includes (a) an aggregate of 12,150 shares held by his wife, as to which Mr. Evans disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 34,128 of our Common Shares.

(10) The number of shares listed as held by Mr. Bourbeau includes currently exercisable options to purchase an aggregate of 34,126 of our Common Shares.

(11) The number of shares listed as held by Mr. Greenway includes (a) an aggregate of 13,903 shares held in a Stock Fund under our 401(K) Plan, and (b) an approximate aggregate of 10,125 shares in an SEP IRA account held jointly with his wife.

(12) The number of shares listed as held by Mr. Pierce-Cooke includes currently exercisable options to purchase an aggregate of 24,438 of our Common Shares.

(13) The number of shares listed as held by Ms. Maddox includes currently exercisable options to purchase an aggregate of 27,563 of our Common Shares.

(14) The number of shares listed as held by Ms. Selleck includes currently exercisable options to purchase an aggregate of 24,000 of our Common Shares.

(15) The number of shares listed as held by Mr. Bohs includes currently exercisable options to purchase an aggregate of 7,500 of our Common Shares.

(16) The number of shares listed as held by Mr. Franklin includes currently exercisable options to purchase an aggregate of 3,750 of our Common Shares.

(17) The number of shares in the aggregate listed as held by our directors and executive officers as a group includes (a) currently exercisable options to purchase an aggregate of 2,854,287 of our Common Shares and
         (b) 35,322 shares held in a Stock Fund under our 401(K) Plan and our Non-qualified Deferred Compensation Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

         The rules of the SEC require that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all forms they file.


         To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2002, two reports on Form 3, initial statement of beneficial ownership, were filed untimely by Mr. Johnson and Mr. Miyaki, reporting no beneficial ownership and thirty-four reports on Form 4 of changes of ownership by nineteen executive officers and directors were not timely filed. All late filings of reports on Form 4 of changes of ownership relate to purchases of common shares in the Company's employee benefit plans or the grant of stock options. Mr. Greenway, Mr. Holland and Mr. Miller, each of whom is an executive vice president of the Company, each had five transactions untimely filed for the direct purchase of shares through the Company's Employee Stock Purchase Plan. The reports of grant of stock options were untimely filed by Mr. Bohs, Mr. Boole, Mr. Bourbeau, Mr. Davies, Mr. Doris, Mr. Franklin, Mr. Gavin, Mr. Greenway, Mr. Holland, Ms. Maddox, Mr. Mallon, Mr. Mark, Mr. McCusker, Mr. McRae, Mr. Miller, Mr. Pierce-Cooke, Mr. Pinola, Ms. Selleck, and Mr. Uezumi. Mr. Franklin also had an untimely filing for a purchase of Common Shares. Mr. Bourbeau, Mr. Franklin, Ms. Maddox and Ms. Selleck are Directors of the Company. The other individuals noted are executive officers of the Company. Reports of these transactions were required to be filed on an annual basis following December 31 each year until August 29, 2002 when this requirement was accelerated to two business days following such acquisitions or grants of stock options. In February 2003, the Company put into place procedures to meet the accelerated reporting requirements.


                           PROPOSALS TO BE VOTED UPON

Proposal 1: ELECTION OF DIRECTORS

         Our Board of Directors consists of eleven members. All current members have been nominated for re-election, and have agreed to serve a one-year term if elected. If any nominee is unable to stand for re-election, which we do not expect, the Board may provide for a lesser number of directors or designate a substitute. If a substitute is designated, shares represented by proxies may be voted for a substitute nominee.

The Board of Directors recommends a vote "FOR" each of the nominees:

              Name                Director Since    Age              Position
Frank P. Louchheim                     1980         79               Founding Chairman

Richard J. Pinola                      1989         57               Chairman of the Board of Directors and Chief
                                                                     Executive Officer

Joseph T. Smith                        1991         67               Vice Chairman of the Board of Directors

John J. Gavin                          1999         47               President and Chief Operating Officer

Larry A. Evans                         1980         60               Founding Principal

John R. Bourbeau                       1995         58               President of Midwest Reemployment Associates,
                                                                     Inc., an Affiliate of the Company

Rebecca J. Maddox                      1995         49               President of Maddox Smye LLC

Catherine Y. Selleck                   1995         69               Business Consultant

Frederick R. Davidson                  1997         66               Chairman of Right Management Consultants
                                                                     Holdings, Pty. Ltd.

Oliver S. Franklin                     2001         57               Executive Vice President of GS Capital
                                                                     Management

Stephen Johnson                        2002         67               Senior Consultant with Right Coutts.


         Mr. Louchheim is one of our founders. From November 1980 until September 1987, he served as President, Chief Executive Officer and Chairman of our Board of Directors. He continued to serve as Chief Executive Officer and Chairman of the Board through December 1991. From January 1992 to December 1993, he served as the full-time Chairman of the Board of Directors. Effective January 1, 1994, Mr. Louchheim was appointed Founding Chairman and continues as a director.

         Mr. Pinola was elected as a director by the Board in October 1989. Mr. Pinola is a Certified Public Accountant and joined Penn Mutual Life Insurance Company in 1969. He was appointed President and Chief Operating Officer in 1988, which position he held until his resignation in September 1991. Mr. Pinola was a financial consultant to various organizations from September 1991 until July 1992, at which time he was appointed President and Chief Executive Officer of the Company. Effective January 1, 1994, Mr. Pinola was appointed Chairman of the Board of Directors and continues as Chief Executive Officer. Mr. Pinola also serves as a director of K-Tron International, a publicly held company that manufactures equipment for the food and chemical industries. Mr. Pinola also is a member of the Board of Trustees of King's College in Wilkes-Barre, Pennsylvania.

         Mr. Smith joined the Penn Mutual Life Insurance Company in 1963. In 1976, he was promoted to Vice President of Administration and Human Resources, which position he held until his resignation in 1980. From 1981 to 1984, Mr. Smith worked as an independent consultant offering a range of consulting services to businesses. He joined us as a Senior Consultant in Professional Services in August 1984 and, from August 1988 until September 1992 held the position of Regional Managing Principal of our Philadelphia office. Mr. Smith was elected as a Director in May 1991. From September 1992 through December 1993, Mr. Smith served as our Chief Operating Officer. Effective January 1, 1994, Mr. Smith was appointed President in which capacity he served until December 1998. Effective January 1, 1999, Mr. Smith was appointed Vice Chairman of the Board of Directors. Mr. Smith retired as an employee of the company on January 1, 2001, and continues as Vice Chairman of the Board of Directors.

         Mr. Gavin was employed at Arthur Andersen LLP in Philadelphia for 18 years in which he served as the partner in charge of the manufacturing/distribution industries. Mr. Gavin joined us in December 1996 as Executive Vice President. In this capacity, Mr. Gavin was responsible for the overall marketing strategy and business development activities for our worldwide operations. Effective January 1, 1999, Mr. Gavin was appointed President and Chief Operating Officer. Also effective January 1, 1999, Mr. Gavin was elected a Director by the Board of Directors. Mr. Gavin is a member of the Board of Advisors for Temple University's Fox School of Business and he is a member of the Board of Directors of Global Health Ministry. Mr. Gavin is also a director of Opinion Research Corporation, a publicly held company that provides marketing research and services.


         Mr. Evans was professionally involved in the international finance and venture capital industries, prior to May 1978. From May 1978 to November 1980, Mr. Evans was employed as an independent outplacement consultant for Bernard Haldane Associates, Inc., working with Mr. Louchheim. Since November 1980, Mr. Evans served as our Executive Vice President and a

Director. From January 1990 until May 1995, Mr. Evans served as Regional Managing Principal of several of our offices. From May 1995 until December 1999, Mr. Evans worked in our corporate office together with our regional offices in marketing to major national and international accounts. Effective January 1, 2000, Mr. Evans was appointed to oversee one of our largest Key Executive Services practices. Mr. Evans retired as an employee of the company on January 1, 2001, at which point he founded Virtual Board of Advisors ("Virboa"), a company that provides assistance with acquisitions. Mr. Evans serves on various boards of both non-profit organizations and community associations. He also holds directorships with Knite, Inc., a high-tech ignition company, and Eschoolmall, an internet educational procurement and learning site.


         Mr. Bourbeau founded Midwest Reemployment Associates, Inc., our franchise affiliate, in 1981, where he currently serves as the Regional Managing Principal and which has offices in Southfield, Grand Rapids, Kalamazoo and Midland, Michigan, as well as Toledo, Ohio. Mr. Bourbeau also serves as a board member for the National Council of Community & Justice, the Michigan Colleges Foundation and the Detroit Historical Society, and is a life member of the Economic Club of Detroit.


         Ms. Maddox is President and Founder of Maddox Smye LLC, a consulting firm specializing in helping Fortune 1000 companies market and sell their products and services to women customers. Ms. Maddox holds an MBA in Finance from Columbia University and is the author of Inc. Your Dreams and How to Get Rich Selling Cars to Women. Ms. Maddox serves on the Board of D-Code, a market research firm in Canada and served for six years on the Regional Advisory Board of PNC Bank.


         Ms. Selleck spent many years with IBM, in various executive capacities. Subsequent to her positions with IBM, Ms. Selleck joined Metaphor, a software and services company, where she served as President and Chief Executive Officer. She is now an independent business consultant on a wide range of business issues. Ms. Selleck is Chair-elect of the Board of Trustees of Occidental College.

         Mr. Davidson is the Chairman of Right Management Consultants Holdings, Pty. Ltd., formerly Right D&A Pty. Ltd., an Asia-Pacific career transition firm of which we acquired a fifty-one percent interest during 1997, and which is now owned 100% by the Company. Mr. Davidson was elected a Director by the Board of Directors on July 24, 1997. Mr. Davidson is President of St. John Ambulance Australia (Victoria), Chairman of Cooperative Research Centre for Cochlear Implant and Hearing Aid Innovation, Chairman of Hearworks, Pty. Ltd., a Commander of the Order of St. John, and a member of the International Institute of Strategic Studies in London.


         Mr. Franklin is a consultant to private equity and venture capital firms. Mr. Franklin co-founded in 1998, RISA Investment Advisers, LLC ("RISA"), an investment firm focusing on the RISA Fund and RISA Business Finance. He served as the President of RISA until it was sold in early 2002. Prior to co-founding RISA, Mr. Franklin was a Senior Vice President at The Fidelity Management Trust Company, where he directed a unit that developed new institutional financial products. Also in 1998, he was appointed Her Majesty's Honorary Consul in Philadelphia. In this position, he is responsible for promoting British diplomatic, investment and consular interest in the region. Mr. Franklin is a member of the Philadelphia Securities Association and The

National Association of Securities Professionals.


         Mr. Johnson spent much of his career in the fibre and petrochemical industry. He held a position with AKZO-NOBEL for many years, where his concentrations included strategic planning and international operations. He entered the career consulting business in 1986 when he took the position of Senior Consultant with Coutts Consulting Group, Ltd. ("Coutts"). In 1987, Mr. Johnson was appointed Chief Executive Officer of Coutts, where his responsibilities included the management of operations and the development of the business. In 1987, Mr. Johnson became a Director of Coutts. Effective in 1996, he was appointed Chairman of the Board of Directors for Coutts. Mr. Johnson was employed by the Company from March 22, 2002 through September 2002, at which point he entered into a part-time consulting arrangement with the Company.

Committees of the Board of Directors

         What are the current committees of the Board of Directors?

         The Board of Directors has four committees: the Compensation Committee, the Audit Committee, the Executive Committee and the Nominating/Corporate Governance Committee. The composition of the Compensation, Audit and Nominating/Corporate Governance Committees consists entirely of independent directors. The composition of the Executive Committee is a majority of independent directors. In this connection, at its meeting on December 12, 2002, the Board of Directors reached a determination that there is no material relationship between Mr. Louchheim and the Company which precludes his being classified as an independent director. Among the factors considered by the board was that Mr. Louchheim's employment by the Company ceased more than five years ago.

         The composition and roles of the committees are as follows:

                                                                                                     Nominating/
                         Compensation                 Audit                    Executive             Corporate
                         Committee                    Committee                Committee             Governance
                         -----------                  ---------                ---------             Committee
                                                                                                     ---------
Mr. Louchheim                                                                        X                       X
Mr. Pinola                                                                           X
Mr. Gavin                                                                            X
Ms. Maddox                        X                       X                                                  X
Ms. Selleck                       X                       X                          X
Mr. Franklin                      X                       X                          X                       X





COMPENSATION COMMITTEE: This Committee's duties involve reviewing proposals made by the Chief Executive Officer to grant stock options, evaluating the rationale and expected contributions of the grantees to our future results, ensuring that compensation is at market levels and is supportive of our overall goals and objectives, and determining whether to approve stock option grants with any modifications it deems appropriate. This Committee is also responsible for remuneration agreements with the Chief Executive Officer and the President/Chief Operating Officer. Ms. Selleck serves as Chair of this Committee.

AUDIT: The Committee's principal function is to oversee our annual audit and financial reporting. Ms. Maddox serves as Chair of this Committee. The Board of Directors adopted a revised Audit Committee Charter on December 12, 2002, a copy of which is attached as Exhibit A.

EXECUTIVE COMMITTEE: This Committee is available to meet when necessary at any time and has the power of the Board of Directors in between the scheduled Board meetings. Mr. Pinola serves as Chair of this Committee.

NOMINATING/CORPORATE GOVERANCE COMMITTEE: This Committee recommends to the Board of Directors nominees for election or re-election as director at the next Annual Meeting of shareholders or for vacancies arising within the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders, which should be submitted in writing to the Nominating Committee on or before the date specified under "Shareholder Proposals" below in order to be considered for the next Annual Meeting. The Nominating Committee is under no obligation to recommend any persons identified by shareholders as nominees to the Board of Directors. Mr. Louchheim is Chair of this Committee.

         How many Board and Committee Meetings were held in 2002?

         During 2002, the Board of Directors met five times, one of which was a special meeting, the Compensation Committee met four times, one of which was a special meeting, the Audit Committee met three times, and the Nominating/Corporate Governance Committee met once. The Executive Committee did not meet during 2002. All members of the Board attended each meeting of the Board, except that Mssrs. Evans, Davidson and Franklin each attended four of the five meetings, and Mr. Johnson attended all four meetings held following his election to the Board in May 2002. All committee meetings had full attendance of committee members.

Certain Relationships and Related Party Transactions

         Midwest Reemployment Associates, Inc., ("Midwest"), the franchise business owned by Mr. Bourbeau, received approximately $2,216,000 and $1,675,000 in fees from us during 2002 and 2001, respectively, for services performed on our behalf. Midwest incurred approximately $4,530,000 and $2,783,000 in royalties and fees payable to us for our services performed during 2002 and 2001, respectively, on behalf of Midwest, including payments for reimbursable expenses and materials purchased from us by Midwest. The fees paid and received by Midwest were in accordance with our standard fee and royalty arrangement with all of our franchisees under our Affiliate Agreement.

         In accordance with two separate consulting agreements, one for Mr. Smith and one for Mr. Evans, each effective January 1, 2001, we paid Mr. Smith approximately $120,000 in both 2002 and 2001 and we paid Mr. Evans approximately $37,500 in 2002 and $75,000 in 2001 for the consulting services they provided to us during those periods. In connection with these consulting agreements, Mr. Smith and Mr. Evans were provided with the usage of an automobile or an automobile allowance. In addition, for their outstanding performance and numerous years of service to the Board of Directors, both Mr. Smith and Mr. Evans' stock options were extended beyond their retirement. The Company recognized $100,000 in compensation expense in 2001 related to these extended stock options. Also, Mr. Smith was awarded a $50,000 bonus in both 2002 and 2001.

         On March 22, 2002, we purchased all of the shares of Atlas Group Holdings Limited ("Atlas"), the parent company of Coutts, of which Mr. Johnson was Chairman of the Board of Directors and a partial owner. Andrew McRae, our Group Executive Vice President of Europe, was also a partial owner of Coutts. Coutts was a London based career transition and organizational consulting firm with operations in Europe, Japan and Canada. This acquisition was valued at approximately $118,129,000, including the costs of the transaction. The consideration consisted of a combination of cash, purchase price notes and funds we supplied to repay existing indebtedness of Atlas. The total of the cash and purchase price notes payable to the shareholders of Coutts was approximately $59,240,000, of which Mr. Johnson and Mr. McRae each received $1,935,000. Mr. Johnson's consideration was payable to him as approximately $61,000 in cash and approximately $1,874,000 in a purchase price note. Mr. Johnson called on the total amount of his note in October 2002 and the Company paid to him approximately $2,039,000, including principle and interest and net of tax. Mr. McRae's consideration was payable to him as approximately $209,000 in cash and approximately $1,726,000 in a purchase price note.

         In addition to the purchase price payable to Stephen Johnson, for his partial ownership of Coutts and the amount paid to him by the Company upon redemption of his loan note, Mr. Johnson was employed by the Company from March 22, 2002 through September 2002, at which point he entered into a part-time consulting agreement with the Company. For the consulting services provided by Mr. Johnson to the Company during the fourth quarter of 2002, the Company paid him approximately $24,000. In connection with this consulting arrangement, Mr. Johnson is provided with a car allowance.

Proposal 2 : TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
                       NUMBER OF AUTHORIZED COMMON SHARES



         The Company presently has authority to issue up to 45,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. There are presently issued and outstanding 22,687,459 shares of common stock and no preferred stock. In addition, 7,968,916 shares of common stock are reserved for issuance in connection with outstanding stock options, potential stock option grants and potential purchases under the 1996 Employee Stock Purchase Plan ("1996 ESPP"), for a total of 30,656,375 shares outstanding and reserved. While there are no present plans to issue shares for any purpose, other than (a) as restricted stock or upon the exercise of options granted under the 1993 Stock Incentive Plan or the 2003 Stock Incentive Plan, or (b) in connection with the 1996 ESPP or the 2003 Employee Stock Purchase Plan, in order to have sufficient shares authorized for potential stock splits, use in connection with acquisitions and other general corporate purposes, the Board of Directors has approved an Amendment to the Articles of Incorporation to increase the authorized capital to 100,000,000 common shares and 1,000,000 preferred shares. As is the case with the presently authorized and unissued shares, the Board of Directors would have the authority to issue these shares from time to time in its discretion.


         As amended, Article 5 of the Company's Articles of Incorporation will read as follows:

         "The aggregate number of shares that this Corporation will have authority to issue is:

               1. One Hundred Million (100,000,000) shares of Common Stock, par value of $0.01 per share; and

               2. One Million (1,000,000) shares of Preferred Stock, no par value.

         The Board of Directors may issue in one or more class or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors.

         Shareholders shall not have the right to cumulate their shares in voting for the election of directors."

         The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the amendment adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

           Proposal 3: TO ADOPT THE RIGHT MANAGEMENT CONSULTANTS, INC.
                   2003 STOCK INCENTIVE PLAN (the "2003 Plan")

         The Board of Directors believes the Company's stock option program is an effective means of attracting, motivating and retaining key personnel of the Company, and that the authorization of the 2003 Plan to replace the expiring 1993 Stock Incentive Plan (the "1993 Plan") will facilitate the achievement of this purpose. The remaining number of shares of common stock for which options may be granted pursuant to the 1993 Plan is 2,072,850. The 1993 Plan will by its terms expire on December 31, 2003 after which no options may be granted under the plan. The terms of the 2003 Plan are substantially identical as those of the 1993 Plan, except the existing prohibition against repricing options in the 1993 Plan has been made more explicit in the 2003 Plan.


         In order to provide for grants after 2003 and to have available a stock incentive plan in order to attract further key personnel, on February 20, 2003, the Board of Directors adopted the 2003 Plan, subject to shareholder approval. Upon such approval, no further grants will be made under the 1993 Plan. The number of shares available for grant in the 2003 Plan is 3,000,000 shares. Therefore the replacement of the 1993 Plan by the 2003 Plan will increase shares available for grant from 2,072,850 to 3,000,000 and provide for a continuation of the Company's ability to grant options to January 31, 2013.

1.       Summary of the Plan

         The key features of the Plan are as follows:


          (a) Eligibility. All employees and directors are eligible to receive options under the Plan. Only employees (including employee-directors) are eligible to receive restricted stock under the Plan. Members of the committee administering the Plan (see "Administration" below) are ineligible to receive any awards under the Plan. Currently, there are approximately 3,000 persons eligible to receive awards under the Plan.

         (b) Grant. The Plan allows the Committee (as defined below) to grant individually, or in combination, options and restricted stock as the Committee, in its sole discretion, may determine. Options may be in the form of Incentive Stock Options or Non-qualified Stock Options.


         (c) Shares Covered by the Plan. The maximum number of shares of common stock reserved for issuance under the Plan (the "Plan Shares"), as amended, is 3,000,000 (increased from the 2,072,850 shares remaining under the 1993 Plan), subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If an option granted under the Plan expires or terminates without having been fully exercised for any reason or, generally, if restricted stock granted under the 2003 Plan is forfeited for any reason, the Plan Shares underlying the unexercised portion of such option or forfeited restricted stock, as the case may be, may again be the subject of one or more awards granted pursuant to the Plan. No more than 300,000 of the Plan Shares are available for award in the form of restricted stock. In addition, options with respect to more than 150,000 shares will not be granted to any single recipient in any calendar year.

         (d) Administration. The 2003 Plan is administered by Compensation Committee of the Board of Directors composed of three of the Company's independent Directors (the "Committee"). Each member of the Committee is a non-employee director as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the 2003 Plan, the Committee is authorized to determine the participants to whom, and the times at which, awards under the 2003 Plan shall be granted. Furthermore, the Committee determines the type of award to be granted and the number of shares underlying options and/or amount of restricted stock (or any combination thereof) comprising such award. The Committee is authorized to determine other terms and conditions of awards which are not inconsistent with the 2003 Plan. Any awards granted pursuant to the Plan will be evidenced by an award document setting forth the terms of the award. Interpretation and construction by the Committee of any provision of the 2003 Plan or of any award document is final, binding and conclusive.

         (e) Term of the 2003 Plan. The 2003 Plan will continue indefinitely, until terminated by the Board; provided, that no Incentive Stock Option will be granted under the Plan after January 31, 2013.

         (f) Option Provisions.

                  (i) Exercise Price of Options under the 2003 Plan. The Committee determines for each option grant, the exercise price for the shares covered thereby (the "Option Shares"). The exercise price cannot be less than 85% of the fair market value of the Option Shares at the time of grant, provided that, with respect to all Incentive Stock Options, the exercise price may not be less than 100% of the fair market value of such shares on the date that the option is granted. In addition, if an Incentive Stock Option is granted to an optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares of the Company's stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of such shares on the date the option is granted.

                  (ii) Repricing Prohibited. Repricing of outstanding options is prohibited without approval of the shareholders of the Company.

                  (iii) Payment. Payment for shares of common stock purchased upon exercise of options may be made in cash or by such other mode of payment as the Committee may approve.

                  (iv) Restriction on Exercise. An option cannot be exercised before the later of six months from the date of grant or the expiration of any longer period prescribed by the Committee.

                  (v) Term of Options. Unless the applicable award agreement provides otherwise, the right of an optionee to exercise any part of an option granted pursuant to the Plan terminates on the first to occur of the following:

                                    (A) Ten years after the date of grant or
                           expiration of the option terms specified in the option document;

                                    (B) If an Incentive Stock Option, five years
                           from the date of grant if, on the date of the grant, the optionee possesses more than 10% of the combined voting power of all classes of stock of the Company;

                                    (C) Expiration of one year from the date the
                           optionee's employment or service terminates with the Company as a result of death or disability;

                                    (D) Expiration of three months from the date
                           the optionee's employment or service with the Company terminates for any reason other than death, disability or those reasons specified in subsections
                           (F) and (G) of this paragraph;

                                    (E) The date set by the Committee as an
                           accelerated expiration of termination date (which can be no earlier than 30 days after notice of such date) in the event of a "Change of Control" (as defined in the Plan);

                                    (F) The date of a finding by the Committee
                           that the optionee (a) became employed by a competitor without the consent of the Company or has become engaged in competition with the Company, (b) has been dishonest or fraudulent in any matter affecting the Company, (c) committed an act substantially detrimental to the interest of the Company or was terminated for reasons which constitute cause under applicable law, or (d) disclosed secret or confidential information of the Company; and

                                    (G) The date set by the Board as an
                           accelerated expiration date in the event of the liquidation or dissolution of the Company.

In the event an optionee is found to have done anything described in clause (F), in addition to immediate termination of the option, the optionee will automatically forfeit all Option Shares for which the Company has not yet delivered stock certificates, upon refund by the Company of the amounts paid for such Option Shares.

                  (vi) Transferability of Options. Options granted under the Plan are not transferable by the optionee except by will or laws of descent and distribution. However, a non-qualified stock option may be transferred pursuant to the terms of a "qualified domestic relations order" within the meaning of
Section 414(p) of the Code or within the meaning of Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended.

                  (vii) Amendment of the Option Documents. The Committee may amend the provisions of option documents issued to an optionee, subject to the optionee's consent if the amendment is not favorable to the optionee. Consent of the optionee is not required for acceleration of the expiration date of an option granted under the Plan in the event of the dissolution or liquidation of the Company or by the occurrence of certain other corporate transactions.

         (g) Restricted Stock. The Plan authorizes the Committee to grant awards of restricted stock consisting of shares that may not be sold, transferred or otherwise disposed of by participants and which may be forfeited in the event of termination of employment or upon the failure to satisfy other conditions established by the Committee, in either case, prior to the end of a restriction period established by the Committee. The minimum restriction period that may be established by the Committee is six months from the grant of restricted stock. An award of restricted stock entitles a participant to all of the rights of a shareholder of the Company, including the right to vote and receive any dividends thereon unless otherwise determined by the Committee. The Committee, in its sole discretion, may permit or require the payment of any cash dividends on restricted stock to be deferred and, if the Committee so determines, reinvested in additional restricted stock or other investment vehicles. An award of restricted stock may contain other restrictions or limitations at the discretion of the Committee. Unless otherwise provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during a restriction period, all shares of restricted stock still subject to restriction will be forfeited by the participant. At the expiration of each applicable restriction period, the Company will release to the participant certificates for the restricted stock as to which any applicable restrictions and conditions have been satisfied.


         (h) Amendments of the Plan. The Board of Directors or its executive committee in its discretion, may amend the Plan from time to time but may not, without obtaining shareholder approval within twelve months before or after such action, change the class of the individuals eligible to receive an Incentive Stock Option or increase the maximum number of Plan Shares (other than as a result of an adjustment in the event of a stock dividend, stock split, recapitalization or certain other capital adjustments). No amendment to the Plan shall adversely affect any outstanding option or restricted stock, without the consent of the optionee or the holder of restricted stock, as the case may be. Subject to the provisions of the Plan, the Board of Directors may authorize adjustments to options granted under the Plan with respect to the number of shares subject to the options, option price, term and any restrictions. Such adjustments may be accomplished by cancellation of outstanding options and subsequent granting of options; provided that the Board of Directors may not reduce the exercise price of outstanding options other than for adjustments in the Company's capitalization without first obtaining shareholder approval.

         (i) Change of Control. In the event of a Change of Control of the Company (as defined below), all options previously granted become immediately exercisable, and the Compensation Committee may take whatever other action with respect to the outstanding options and restricted stock it deems necessary or desirable.

2.       Federal Income Tax Matters

         The following discussion is intended to point out the general principles of current federal income tax law applicable to the options and restricted stock.

                                 (a) Incentive Stock Options.
                                    -------------------------

         Incentive Stock Options granted under the Plan are intended to qualify for the favorable federal income tax treatment currently accorded "Incentive Stock Options" as defined under Section 422 of the Code.

         Under the Code, generally no federal income tax is imposed at the time an Incentive Stock Option is granted or exercised. Ordinarily, no income is required to be recognized at the time an Incentive Stock Option is exercised. However, it should be noted that, for purposes of the alternative minimum tax, the excess of the fair market value of the Option Shares, determined at the time of exercise, over the option exercise price is includible in alternative minimum taxable income.

         If the shares of stock acquired upon the exercise of an Incentive Stock Option are not disposed of (i) within two years after the date of the grant of the Incentive Stock Option, or (ii) within one year after the exercise of the Incentive Stock Option, then, generally, any gain realized upon the sale or other disposition of such shares will be treated as long-term capital gain. These holding periods are not applicable to Incentive Stock Options exercised after the death of an optionee by his estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the optionee.

         The optionee's tax basis, in shares of stock acquired upon the exercise of an Incentive Stock Option, in the event that the entire exercise price is paid in cash, is equal to the exercise price paid. In a case where the optionee pays all or a portion of the exercise price in the form of shares of stock of the Company already owned by him or her, in general, (i) the optionee will not recognize any gain (or loss) with respect to the already-owned shares, but the amount of the gain, if any, which is not so recognized will be excluded from the optionee's bases in the new shares received, and (ii) the new shares received will have a holding period that includes the holding period of the already-owned shares. In the event the already-owned shares used to acquire new shares were acquired pursuant to the exercise of an Incentive Stock Option, the optionee will be treated as having made a Disqualifying Disposition (as defined below) of the already-owned shares if the holding period requirements have not been satisfied.

         In the event an optionee sells or otherwise disposes of shares of stock acquired upon the exercise of an Incentive Stock Option before the expiration of two years after the grant of the

Incentive Stock Option or before the expiration of one year after the exercise of the Incentive Stock Option (a "Disqualifying Disposition"), the lesser of (i) the excess of the fair market value of the Option Shares at the time the Incentive Stock Option was exercised over the exercise price of such shares, and
(ii) the excess of the amount realized upon such Disqualifying Disposition over the exercise price, is treated as ordinary income at the time of the sale or other disposition. Any gain upon a Disqualifying Disposition which is not treated as ordinary income will be treated as capital gain, and will be a long-term capital gain if the Option Shares have been held for a period of more than one year prior to such disposition. The Company generally is entitled to a tax deduction equal to the amount of ordinary income, if any, recognized by the optionee upon a Disqualifying Disposition.

                                 (b) Non-Qualified Stock Options.
                                    -----------------------------

         Non-qualified Stock Options granted under the Plan will not qualify for the favorable federal income tax treatment accorded Incentive Stock Options. Generally, an optionee should not recognize any income for federal income tax purposes at the time of the grant of a Non-qualified Stock Option under the Plan. Upon the exercise of a Non-qualified Stock Option, the excess of the fair market value of the shares of stock acquired pursuant to such exercise, determined at the time of the exercise, over the exercise price, constitutes ordinary income to the optionee. The Company generally is entitled to an equivalent income tax deduction for the taxable year in which the optionee is required to recognize such ordinary income.

                                 (c)  Restricted Stock.
                                     ------------------

         Generally, a participant who receives a grant of restricted stock will recognize ordinary income with respect to such stock in the year or years in which such stock ceases to be subject to forfeiture. The amount of ordinary income recognized will be equal to the fair market value of the restricted stock on the date it ceases to be subject to forfeiture. Notwithstanding the general rule, a participant who receives restricted stock which is subject to forfeiture may elect, within 30 days of the issuance of such stock, to include in his or her taxable income for the year of issuance an amount equal to the fair market value of such restricted stock at the date of such issuance. If a participant makes this election, no additional ordinary income is required to be recognized at the time the risk of forfeiture for such restricted stock lapses. However, in the event that such participant actually forfeits the stock, such participant may not recognize a loss with respect to the forfeited shares. Any dividends paid to a participant on restricted stock prior to the lapse of the risk of forfeiture will be treated as ordinary income.

         The Company will be entitled to a deduction with respect to a restricted stock award in the year in which ordinary income is recognized by the participant on account of such award. Such deduction will be equal to the amount of ordinary income recognized by the participant with respect to such restricted stock.

         (d) Relevance of Distinction Between Capital Gains and Ordinary Income.
             -------------------------------------------------------------------

         Currently, the maximum rate of tax imposed on ordinary income is 38.6% and the maximum marginal rate of tax imposed on long-term capital gains is 28%. In addition to this difference in tax rates, the distinction between capital gains and ordinary income is relevant for a number of reasons, including the fact that capital losses only are deductible against capital gains and a limited amount ($3,000) of ordinary income.

         The above description is a partial summary of material provisions of the 2003 Plan and is qualified in its entirety by reference to the 2003 Plan, a copy of which will be sent without charge prior to the Meeting to any shareholder requesting it from the Secretary of the Company.

3.       New Plan Benefits

         Awards granted under the 2003 Plan are subject to the discretion of the Compensation Committee and are not determinable at this time.

         The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the amendment to the Plan adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN.

           Proposal 4: TO ADOPT THE RIGHT MANAGEMENT CONSULTANTS, INC.
                        2003 EMPLOYEE STOCK PURCHASE PLAN

         On February 20, 2003, the Board of Directors of the Company adopted, subject to shareholder approval, the Right Management Consultants, Inc. 2003 Employee Stock Purchase Plan (the "2003 ESPP") and reserved 1,000,000 shares of authorized common stock of the Company for issuance under the ESPP. The 2003 ESPP will replace the expiring 1996 Employee Stock Purchase Plan (the "1996 ESPP"). The 1996 ESPP will by its terms expire on December 31, 2003 after which no purchases may be made under the plan. The terms of the 2003 ESPP are substantially identical as those of the 1993 ESPP. Upon approval of the 2003 ESPP the 1996 ESPP will be discontinued and no further purchases will be made under that plan.

         Upon shareholder approval, no further purchases will be made under the 1996 ESPP. The number of shares remaining available for purchase in the 1996 ESPP is 250,000 shares. Therefore the replacement of the 1996 ESPP by the 2003 ESPP will increase shares available for purchase from 250,000 to 1,000,000 and provide for a continuation of the Company's ability to permit purchases to January 31, 2013.

Summay of the 2003 ESPP
-----------------------

         The 2003 ESPP permits eligible employees to set aside a portion of their pay to purchase shares of common stock of the Company on a regular basis. The price for each share purchased under the 2003 ESPP will be 85% of the closing price of the Company's common stock on the purchase date (generally, the last trading day of each calendar month).

Eligibility
-----------

         All employees of the Company and its subsidiaries will be eligible to participate in the 2003 ESPP, except (a) employees who owns 5% or more of the stock of the Company or any subsidiary, or (b) employees who have not completed one-half year of service.

         No employee may be granted rights to purchase stock under the 2003 ESPP, which rights, together with rights under any other stock purchase plan of the Company and its subsidiaries, accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable offering) for each calendar year in which the rights are outstanding at any time, or 10% of total compensation the employee receives during the applicable offering period.

Risks Not Transferable
----------------------

         Rights to purchase shares under the 2003 ESPP are not transferrable.

Termination of Participants
---------------------------

         Upon termination of a participant's employment for any reason, that participant will cease to be eligible to purchase shares under the 2003 ESPP and his or her participation in the 2003 ESPP will terminate. In that case, any amounts withheld from the participant's pay for the purpose of purchasing shares under the 2003 ESPP and which have not yet been applied to the purchase of shares will be paid to the participant in cash.

Shares Covered By the Plan
--------------------------

         One Million (1,000,000) shares of common stock have been approved for issuance under the 2003 ESPP subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain adjustments. Shares issued pursuant to the 2003 ESPP may be either shares purchased in the open market, or authorized and unissued shares.


Administration
--------------

         The Plan will be administered by the Compensation Committee. Administration will consist of, among other things, adopting procedures to implement the 2003 ESPP, oversight with respect to documentation of participants, compliance with regulations and procedures, and interpretation of ESPP provisions. The Company may engage one or more third party administrations to assist the Committee or to otherwise handle administrative functions with respect to the 2003 ESPP.

U.S. Federal Income Tax Matters
-------------------------------

         An employee does not recognize income at the time of entry into the 2003 ESPP or purchase of a share. If no disposition of the stock is made within two years from the date of purchase, upon subsequent disposition of the stock or the death of a participating employee, ordinary income will be recognized to the extent of the lesser of (1) 15% of the average market value on the date of purchase, or (2) the amount by which the net proceeds of the sale exceed the price paid. Any further gain upon such a disposition of the stock is treated as long-term capital gain. No income tax deduction will be allowed by the Company for shares transferred to an employee, provided such shares are held for the period described above.

         If the shares are disposed of before the expiration of the period described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid. Under such circumstances, the participating employee will be deemed to have a tax basis in the shares equal to their fair market value as of the date of purchase and any gain or loss resulting from such disposition will be treated as long or short-term capital gain or loss depending on how long the shares were held. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

Amendment of the 2003 ESPP
--------------------------

         The Board of Directors may periodically amend the 2003 ESPP in any respect, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of shares approved for the 2003 ESPP (other than as provided above), (ii) decreasing the purchase price per share,
(iii) withdrawing the administration of the 2003 ESPP from a Committee consisting of persons not eligible to participate in the 2003 ESPP, or (iv) changing the designation of subsidiaries eligible to participate in the 2003 ESPP.

Termination of the 2003 ESPP
----------------------------

         This Plan and all rights of employees under any offering hereunder shall terminate at any time, at the discretion of the Board of Directors. No offering of shares extended beyond December 31, 2013 will be made under the 2003 ESPP.

New Plan Benefits
-----------------

         The number of shares and the price per share of shares to be purchased under the 2003 ESPP are not determinable at this time.

         The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the adoption of the 2003 ESPP adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers for 2002 ("named officers"), as well as the compensation paid to each such individual for 2000 and 2001.

                                        Annual Compensation                    Long Term
                                        --------------------                   ---------
                                                                             Compensation
                                                                             ------------

                                                                             Common Shares
                                                                               Underlying             All Other
           Name                 Year        Salary           Bonus              Options           Compensation (1)
           ----                 ----        ------           -----              -------           ----------------
Richard J. Pinola Chairman      2002        $580,000       $3,203,464             75,000                $458,114
of the Board and CEO            2001         580,000        3,590,087            175,001                 390,699
                                2000         530,000          265,000                 --                  68,278

John J. Gavin                   2002        $385,000       $1,617,243             37,500                $218,548
President and COO               2001         385,000        1,540,934             62,501                 172,087
                                2000         350,000          140,000            100,000                  29,747

James E. Greenway               2002        $250,000         $820,240             15,000                 $63,033
EVP Global Response Team        2001         250,000          965,291             15,000                  45,535
and Western U.S. Group          2000         220,000           77,000             25,000                   2,625

Chris Pierce-Cooke              2002        $250,000         $820,240             15,000                 $39,000
EVP Consulting                  2001         250,000          482,646             22,500                  13,500
                                2000         200,000          100,918             84,375                      --

G. Lee Bohs  (2)                2002        $241,507         $820,240             37,500                 $41,253
EVP Corporate                   2001              --              --                 --                       --
Development                     2000              --              --                 --                       --

(1) Includes amounts paid, payable or accrued in connection with retirement. Such amounts consist of contributions and allocations relating to qualified and non-qualified defined contribution plans, excluding the Supplemental Executive Retirement Plan effective on January 1, 2000. Matching contributions to our qualified 401(k) savings plan and the non-qualified deferred compensation plan vest at a rate of 33 1/3% per year from the date of hire. Contributions to the supplemental non-qualified plans vest according to the terms in each officer's respective employment agreement. See "Employment Agreements and Change in Control Agreements." During fiscal 2002, the Company's matching contributions to the named officers aggregated $16,500 to the qualified 401(k) savings plan and $458,855 to the non-qualified deferred compensation plan. In addition, during fiscal 2002, the Company's contributions to the supplemental non-qualified plans for Mr. Pinola and Mr. Gavin aggregated $344,593.

(2) Mr. Bohs worked for the Company for the period of January 1987 to September 1999.



                                       30

         He left the Company to pursue other opportunities in 1999 and re-joined the Company in mid-January 2002. His salary above for 2002 represents a pro-rated amount.


Stock Option Grants

         The table below shows option grants made in 2002 to the named officers.

                                                         Individual Grants                           Potential Realizable Value at
                                                         -----------------                          Assumed Annual Rates of Stock
                                                                                              Price Appreciation for Option Term (2)
                                                                                              --------------------------------------
                                Number of      % of Total
                                Underlying       Options
                                 Options       Granted to      Exercise
                                Granted in    Employees in     Price Per       Expiration
            Name                 2002 (1)         2002           Share          Date                 5%                 10%
            ----                 --------         ----           -----         -----                 --                 ---
Richard J. Pinola                 37,500          4.6%            $14.11        7/24/2012          $744,277           $2,412,766
                                  37,500          4.6%            $12.94       10/22/2012          $682,562           $2,212,700

John J. Gavin                     18,750          2.3%            $14.11        7/24/2012          $372,139           $1,206,383
                                  18,750          2.3%            $12.94       10/22/2012          $341,281           $1,106,350

James E. Greenway                  7,500          0.9%            $14.11        7/24/2012          $148,855             $482,553
                                   7,500          0.9%            $12.94       10/22/2012          $136,512             $442,540

Christopher Pierce-Cooke           7,500          0.9%            $14.11        7/24/2012          $148,855             $482,553
                                   7,500          0.9%            $12.94       10/22/2012          $136,512             $442,540

G. Lee Bohs                       22,500          2.8%            $10.76         1/3/2012          $340,543           $1,103,956
                                   7,500          0.9%            $14.11        7/24/2012          $148,855             $482,553
                                   7,500          0.9%            $12.94       10/22/2012          $136,512             $442,540

(1) The grants detailed above were made on January 4, 2002, July 25, 2002 and October 23, 2002 in connection with achieving our earnings per share targets, and for Mr. Bohs, to begin his employment with us. The first one-third of each grant becomes exercisable one year from the date the grant was made. All options vest on a cumulative basis, one-third each year. These options were granted at an exercise price equal to the closing price of the Common Shares as of the date of grant. If a change in control (as defined in the 1993 Stock Incentive Plan pursuant to which the options were granted) were to occur before the expiration date, these options would vest and become exercisable immediately.

(2) The potential realizable values are based on an assumption that the stock price of our Common Shares will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting within a three year period. These amounts are calculated based on the assumptions required to be used by the SEC and do not reflect our estimate of future stock price growth of our Common Shares.

Option Exercises and Year-end Option Value

         The table below shows information concerning the exercise of stock options during 2002 by each of the named officers and the year-end value of the in-the-money unexercised options.

                                                               Number of Securities Underlying     Value of Unexercised In-the-Money
                                                               Unexercised Options at 12/31/02           Options at 12/31/02 (1)
                                                               -------------------------------           -----------------------

                           Shares Acquired       Value
                           on Exercise (#)    Realized ($)     Exercisable      Non-Exercisable       Exercisable    Non-Exercisable
                           ---------------    ------------     -----------      ---------------       -----------    ---------------
Richard J. Pinola                 --                 --        1,703,200             250,001          $14,589,594         $96,750

John J. Gavin                     --                 --          126,876             437,501             $937,744      $3,517,875

James E. Greenway              15,188           $177,510          18,750             114,375             $122,063        $886,752

Christopher Pierce-Cooke       11,188           $121,244          24,438             114,375             $164,096        $886,725

G. Lee Bohs                       --                 --               --              37,500             $     --         $56,025


(1)      Based on the closing price ($13.25) on the NYSE on December 31, 2002.

Retirement Compensation

         In addition to our defined contribution savings plan under Section 401(K) of the Internal Revenue Code, and our non-qualified deferred compensation plan for certain employees (see Compensation and Options Committee Report on Executive Compensation), effective January 1, 2000, the Board of Directors approved a non-qualified Supplemental Executive Retirement Plan for executive officers and other key employees. The purpose of this plan is to provide supplemental income benefits to plan participants or their survivors upon participants' retirement or death. This plan was amended effective January 1, 2002, to change the defined percentage of the average final compensation for benefits payable to Mr. Pinola and Mr. Gavin and to change the number of years of service for participants in the plan, with the exception of Mr. Pinola and Mr. Gavin.

         The following tables set forth the estimated aggregate annual benefits payable under our Supplemental Executive Retirement Plan, to persons in specified average final compensation and credited service classifications upon retirement at age 65. The first table relates to Mr. Pinola, and Mr. Gavin, whose benefits payable are 50% of their average final compensation, and are not service-related, except for vesting purposes. The second table relates to all other participants whose benefits payable are 20% of their average final compensation after ten years of service, and a pro-rata reduction for total service less than ten years, as well as for future service less than five years. Amounts shown in these tables do not include deductions for U.S. Social Security benefits per terms of this plan.



                                        Estimated Aggregate Annual Retirement Benefit
       Average                                 Assuming Credited Service of:
        Final                     -------------------------------------------------------------------------
     Compensation                   15 Years       20 Years      25 Years       30 Years       35 Years
     ------------                   --------       --------      --------       --------       --------
      $335,000                      $167,500      $167,500       $167,500      $167,500       $167,500
       385,000                       192,500       192,500        192,500       192,500        192,500
       435,000                       217,500       217,500        217,500       217,500        217,500
       485,000                       242,500       242,500        242,500       242,500        242,500
       535,000                       267,500       267,500        267,500       267,500        267,500
       585,000                       292,500       292,500        292,500       292,500        292,500
       635,000                       317,500       317,500        317,500       317,500        317,500
       685,000                       342,500       342,500        342,500       342,500        342,500

         The rounded number of years of credited service for Mr. Pinola and Mr. Gavin are 11 and 6, respectively.

                                        Estimated Aggregate Annual Retirement Benefit
       Average                                 Assuming Credited Service of:
        Final                     -------------------------------------------------------------------------
     Compensation                   15 Years       20 Years      25 Years       30 Years       35 Years
     ------------                   --------       --------      --------       --------       --------
      $150,000                       $30,000       $30,000        $30,000       $30,000        $30,000
       200,000                        40,000        40,000         40,000        40,000         40,000
       250,000                        50,000        50,000         50,000        50,000         50,000
       300,000                        60,000        60,000         60,000        60,000         60,000
       350,000                        70,000        70,000         70,000        70,000         70,000
       400,000                        80,000        80,000         80,000        80,000         80,000
       450,000                        90,000        90,000         90,000        90,000         90,000
       500,000                       100,000       100,000        100,000       100,000        100,000
       550,000                       110,000       110,000        110,000       110,000        110,000
       600,000                       120,000       120,000        120,000       120,000        120,000

         The rounded number of years of credited service for Mr. Greenway, Mr. Pierce-Cooke and Mr. Bohs are 5, 3 and 1, respectively.

         Compensation, for the purposes of determining retirement benefits, consists of a participant's salary. This is the same salary as listed on the Summary Compensation Table above. Severance pay, contingent payments and other forms of special remuneration are excluded. For 2002, compensation for purposes of determining retirement benefits for the named officers are the same as the amounts shown in the Executive Compensation table.

         Average final compensation represents a defined percentage of an average of a participant's three highest consecutive annual salaries for the participant's credited service. Participants, with the exception of Mr. Pinola and Mr. Gavin, vest in their accrued retirement benefit upon completion of five years' service. Mr. Pinola's and Mr. Gavin's accrued retirement benefit vests at 5% for each year of service plus another 10% for each year of plan participation. The benefits shown in the table above are calculated based on a lifetime with a guaranteed minimum of ten years.

Employment and Change in Control Agreements

         Effective January 1, 2002, we entered into a second amendment to Mr. Pinola's Employment Agreement dated December 12, 1995. The term of Mr. Pinola's employment was extended for three years from January 1, 2002 to December 31, 2004, and his base salary was increased to $580,000 per year. For the year commenced January 1, 2003, the Compensation Committee has set Mr. Pinola's base salary at $830,000, reflecting Mr. Pinola's contribution to the Company's exceptional performance during 2001 and 2002, and reflecting the change in approach to compensation for 2003 described in the Report of the Compensation Committee set forth later in this Proxy Statement.

         Under Mr. Pinola's amended agreement, we will pay to Mr. Pinola annually as incentive compensation a cash bonus based on our financial performance for that year in such amounts, as are determined by our Board of Directors or its Compensation Committee. Mr. Pinola is also entitled to participate in any profit sharing, retirement plans and insurance programs made available to certain other employees.


         The amended agreement also entitles Mr. Pinola to participate in a supplemental compensation plan to which 5% of his compensation, including base salary and bonuses, is credited yearly. Mr. Pinola's deferred compensation account balance vests at the rate of 10% per year, beginning at age 47. The account balance is payable as a life annuity (based on specified mortality tables) in equal monthly installments with interest on the unpaid balance upon his termination of service with us (except for death or if he is discharged for cause) on or after age 62, subject to earlier payment in the event of death or disability prior to termination of service, termination by us without cause and under certain circumstances relating to a change in control. In the event there is a change in control, we shall establish a trust and shall, from time to time, transfer into the trust sufficient assets to meet our obligation to pay the supplemental compensation benefits to Mr. Pinola and his beneficiaries. Also, if Mr. Pinola's employment is terminated within two years after the change in control, he shall be entitled to begin receiving the supplemental compensation benefits as if he had reached his normal retirement date prior to termination.


         Mr. Pinola's employment agreement is renewable for successive one year terms beginning January 1, 2004 unless either party gives written notice of non-renewal to the other at least 120 days prior to the expiration of the term. Mr. Pinola's employment will not be renewed under this agreement on or after December 31 of the calendar year in which he reaches age 65. If Mr. Pinola's employment is terminated without cause, his employment is not renewed at the end of the term of his employment agreement, or if Mr. Pinola terminates his employment as a result of various reasons specified in the agreement, he will be entitled to severance compensation equal to the greater of $580,000 or his total salary and cash bonus paid during the 12 month period immediately preceding the termination. This amount will be payable over the longer of the remaining term of the agreement or 12 months from the date of termination. Upon certain changes in control (as defined in the agreement), Mr. Pinola may, upon written notice to us within 60 days thereafter, elect to either (a) continue his employment for a period equal to the greater of the current term or a period which expires two years after the date of the change in control or (b) terminate this employment and receive severance compensation. In either case, the annual compensation payable to him shall not be less than the greater of the total amount of the base salary and cash bonus paid to him during the 12 months immediately preceding the change in control or $580,000.


         Effective January 1, 2002, we entered into an amendment to Mr. Gavin's Employment Agreement, dated January 1, 1999. The terms of Mr. Gavin's agreement are similar to those of Mr. Pinola's, except that Mr. Gavin's base salary per year will be $385,000, and any component of his compensation determined by his base salary is based upon $385,000. For the year commenced January 1, 2003, the Compensation Committee has set Mr. Gavin's base salary at $525,000. Mr. Gavin is also entitled to participate in a supplemental compensation plan with similar terms as outlined above for Mr. Pinola, except that Mr. Gavin's interest in his plan will be fully vested at the end of 2003.


         To assist in retaining key members of our management, the Board of Directors adopted in February 1997 a policy to provide for the potential payment of severance to all Executive Vice Presidents in the event of a change in control. Under this policy, the Executive Vice Presidents would be entitled to a severance payment payable over two years if their employment was involuntarily terminated within eighteen months of a change in control. The total amount payable annually would not be less than the greater of: (1) the total amount of base salary and incentive payments paid during the calendar year immediately preceding the change in control; or (2) the annualized amount of the Executive Vice President's then current salary as of the date of the change of control if the respective Executive Vice President did not work the full calendar year immediately preceding the change in control. Under this policy, a change in control includes the sale of a controlling interest in Common Shares, the sale of all or substantially all of our assets, or a merger or consolidation where the surviving entity is not controlled by our present management.

         During 2002, to implement the foregoing policy, we entered into Change of Control Agreements with each Executive Vice President providing terms consistent with the description of benefits described above. In addition, we also entered into Change of Control Agreements with our Chief Executive and Chief Operating Officers on terms comparable to those in their employment agreements, as described above.

Compensation of Directors

         For 2002, we paid all directors who were not officers or employees $17,000 per year as a director's fee, plus $750 for each Board of Directors meeting attended and $750 for each Committee meeting attended plus reasonable out-of-pocket expenses for attending such meetings. We also paid the Audit Committee Chair and the Compensation Committee Chair $1,500 and $2,500, respectively, per year.


         In addition, pursuant to our 1995 Directors Stock Option Plan, each director who was never an officer or employee received a grant of 7,500 options on December 31, 2002. The first one-third of such options becomes exercisable on December 31, 2003. The options vest on a cumulative basis, one-third each year, and they expire on December 30, 2012. These options were granted at an exercise price equal to the closing price of our Common Shares on the New York Stock Exchange as of the date of grant of $13.25.

         Directors who have served as an officer, but who were no longer employed with us during 2002, received a grant of 7,500 options on January 2, 2003 under our 1993 Stock Incentive Plan. The first one-third of such options becomes exercisable on January 2, 2004. The options vest on a cumulative basis, one-third each year, and they expire on January 1, 2013. These options were granted at an exercise price equal to the closing price of our Common Shares on the New York Stock Exchange as of the date of grant of $12.65.


         For grants under the Directors Stock Option Plan beginning in 2003, the number of shares subject to option has been reduced to 2,500 consistent with a general reduction in the number of shares to be subject to options awarded to employees beginning in 2003, as described in the Report of the Compensation Committee set forth later in this Proxy Statement. Similarly, the opportunity for stock options for Directors who served as officers for 2003 has been reduced to 2,500 shares. Also, to reflect increased responsibilities of the directors in the current regulatory environment and to align the approach to compensation of our Directors with our executive employees, we increased the retainer for Directors, so that as of January 1, 2003, the compensation of Directors who are not and never were employees is as follows:

         Annual Retainer:                   $42,000

         Attendance Fees:                   $1,000 for each Board meeting
                                            $750 for each committee meeting
                                            Expenses related to attendance

         Committee Chairman
         Additional Retainer                $5,000

         Stock Options                      2,500 shares annually, with an exercise price equal
                                            To the fair market value of
                                            the Company's common stock
                                            on the date of grant,
                                            expiring 10 years from the
                                            date of grant



         Directors who are now or were employees of the Company receive no fees for their service as Directors.

                                                      Equity Compensation Plan Information
                                                      ------------------------------------


   ------------------------------------------------------------------------------------------------------------------
                                                                                             Number of securities
                               Number of securities to be      Weighted-average            remaining available for
                                 issued upon exercise of       exercise price of            future issuance under
                                  outstanding options,        outstanding options,        equity compensation plans
                                   warrants and rights        warrants and rights          (excluding securities
   Plan category                  --------------------        -------------------          reflected in column (a))
   -------------                          (a)                         (b)                  -------------------------
                                                                                                    (c)
   ------------------------------------------------------------------------------------------------------------------

   Equity compensation plans
   approved by security
   holders (1)                          5,172,098                     $6.90                      2,423,102

   Equity compensation plans
   not approved by security
   holders                                     --                        --                             --
                                      -------------              ----------------             -------------

   Total                                5,172,098                     $6.90                      2,423,102
   ------------------------------------------------------------------------------------------------------------------


Auditors

         For the fiscal year ended, December 31, 2002 our auditors were Ernst & Young LLP. Representatives of Ernst & Young LLP will be available at the 2003 Annual Meeting to address questions and to make any statements that they so desire.

         For the fiscal years ended December 31, 2001 and 2000, our auditors were Arthur Andersen LLP, who were dismissed as our auditors by the Board of Directors at the recommendation of the Audit Committee on April 8, 2002.

         The reports of Arthur Anderson LLP on the Company's financial statements for the fiscal years ended 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except with respect to the adoption of SAB No. 101 that was effective January 1, 2000.

         In connection with the audits of the Company's financial statements for the fiscal year ended December 31, 2001, and in the subsequent period through April 8, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference to the matter in their report.

         The Company provided Arthur Andersen LLP with a copy of the forgoing disclosure. Arthur Andersen LLP's letter dated April 22, 2002, stating its agreement with such statements, was filed as Exhibit 16.1 to the Company's Form 8-K/A filed on April 22, 2002, which is incorporated herein by reference.

         During the years ended December 31, 2000 and December 31, 2001, and during the subsequent period through April 8, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304
(a) (2) (i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

         Audit Fees
         ----------

         The aggregate fees for professional services rendered for the quarterly review procedures and for the audit of our financial statements for 2002 that were paid to Ernst & Young LLP, our independent auditors, were $631,000.

         Financial Information Systems Design and Implementation
         -------------------------------------------------------

         There were no financial information systems design and implementation fees paid to Ernst & Young LLP during 2002.

         All Other Fees
         --------------


         Aggregate fees billed for services rendered by Ernst & Young LLP during the year ended December 31, 2002 (other than as set forth above under "Audit Fees") were as follows:

         Tax services                                         $345,000
         Review of Registration Statement
          for planned offering of common shares                174,000
         Statutory Audits for certain foreign jurisdictions     76,000
         Other services                                        109,000
                                                              --------
             Total All Other Fees                             $704,000
                                                              ========

         All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its audit.



                             AUDIT COMMITTEE REPORT


         The Audit Committee of the Board of Directors is composed of three directors listed in this report. This Committee's principle function is to oversee our annual audit and periodic financial reporting. This Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of our auditors.


         In connection with the appointment of members to this Committee, the Board considered the new requirement of the New York Stock Exchange that members of this Committee be independent directors. Ms. Maddox and Ms. Selleck are independent directors. Mr. Bourbeau had served on the Audit Committee during 2002 until October 24, 2002 consistent with the independence rules adopted by the Securities and Exchange Commission and NASDAQ at the time our Common Stock was listed on that exchange. In appointing Mr. Bourbeau to this Committee, the Board recognized his lack of independent director status, but determined that his membership was required in our best interests and the interests of our shareholders. As a condition to the listing of our Common Stock on the New York Stock Exchange, the Board accepted Mr. Bourbeau's resignation from the Audit Committee and on October 24, 2002 appointed Mr. Franklin to that Committee to meet a condition of listing required by the NYSE.

         Management is responsible for our internal controls and the financial reporting process. The auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. This Committee's principal function is to oversee this annual audit and financial reporting.


         In this context, the Committee has met and held discussions with management and the auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the auditors. This Committee discussed with the auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the auditors their independence.

         Based upon this Committee's discussion with management and the auditors and the Committee's review of the representation of management and the report of the auditors to this Committee, this Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC. This Committee also recommended the appointment of Ernst & Young LLP to serve as our independent auditors for fiscal year 2003.

                  Audit Committee
                  Rebecca J. Maddox, Chair
                  Catherine Y. Selleck
                  Oliver Franklin

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is comprised of non-employee directors listed in this report. This Committee is responsible for overseeing management's recommendations on executive compensation and stock option proposals, policies, and programs. In addition, this Committee makes yearly recommendations to the Board of Directors, as to the compensation to be paid to the Chief Executive Officer.



Compensation Philosophy

         This report reflects our compensation philosophy as adopted by this Committee and endorsed by the Board of Directors. Our executive compensation programs are intended to provide our executives and managing principals with competitive market salaries and the opportunity to earn incentive compensation related to performance expectations identified by management and approved by the Board of Directors. The broad objectives of our executive compensation program, are to:

         (1) Support and reinforce our business strategy and link pay to shareholder value;

         (2) Align compensation with the goals and key performance measures of the business;

         (3) Attract and retain high quality executives and managing principals; and

         (4) Reward such employees for superior performance, as measured by financial results and key strategic achievements.

         A significant portion of executive pay is variable, uncapped, and is tied to improvement in earnings per share (EPS) and, in the case of group executives and regional managing principals, to their region's and group's operating performance. This policy reflects management's belief that continuous improvement in EPS and growth in group revenue and operating income directly contributes toward creating shareholder value through the potential of increasing our stock price.

Pay Positioning

         This Committee's executive compensation program is constructed to provide an opportunity for compensation, through the three components described below (base salaries, annual incentive compensation and long-term incentives). Competitive levels of pay for purposes of compensation comparison are provided periodically by our staff and by compensation consultants' published surveys, outside consulting firms and by the review of comparable public companies' executive compensation disclosures in their annual proxy statements. The primary companies used in the compensation comparison are other publicly held consulting and service firms, although privately-held professional services companies of similar size are also considered in determining pay level opportunity.

Pay Mix and Measurement For Executives

         The compensation of executives currently includes base salary, annual incentive compensation and stock option awards. This Committee considers the total compensation of the Chief Executive Officer, the most highly compensated officers and the other executives in reviewing each element of compensation. In general, the proportion of an executive's incentive compensation increases with the executive's level of responsibility. Executives also receive various benefits, including life, medical, and disability insurance, similar to those generally available to all of our employees.


         Changes for 2003. The stock option opportunities for all eligible employees for the year beginning January 1, 2003, have been set at the same level as for 2002 prior to the three-for-two stock split effected in October 2002, thereby effectively reducing the opportunity as a percentage of outstanding common shares. Also for 2003, the Committee adjusted the mix of base salary and stock option opportunity to reduce the number of shares of common stock to be awarded to executive level employees upon achievement of targets to approximately one-half the number of shares available in prior years. Both changes were done to reflect the consensus of senior management and the Committee that such general compensation trends in the United States supported this shift in approach. To compensate executive level employees for the additional reduction in option opportunity for 2003, the Committee authorized a one-time adjustment in the base salaries of affected employees by adding to base salaries approximately one-half the value of the additional reduction in option opportunity.


Base Salaries

         This Committee, based on management's recommendations, seeks to set base salaries for our executives at levels that are competitive for executives with comparable roles and responsibilities within other comparison companies. We maintain an executive salary administration program which uses ongoing internal and periodic external comparisons to set salary ranges at or around the median levels of the comparison companies.

         Individual executive salaries are reviewed annually. Annual salary adjustments are determined by a subjective evaluation of: (1) the position's responsibilities, (2) competitive market rates, (3) strategic importance of the position, and (4) individual performance and contributions. The annual salaries for executives (other than the CEO and the President/COO whose salaries are evaluated by the Committee with the Board of Directors) are approved by this Committee following a review with the CEO and Chief Operating Officer.

Annual Incentive Compensation


         This Committee administers an annual cash incentive plan for executives. The annual cash incentive plan reflects our belief that executives' contributions to shareholder value come from maximizing earnings and the annual incentive payments to executives are made upon the achievement of annual corporate financial objectives (expressed as a post-incentive EPS goal) that reflect targeted annual growth. Individual award targets are established at the beginning of the year and are based on an individual's position and contribution to our results. Awards are increased or decreased for achievement that is above or below target levels. We exceeded our 2002 EPS target by 40% which resulted in corporate executive officers receiving incentive awards higher than their target amount. In addition, each executive is measured annually against qualitative criteria selected to provide incentives for performance towards strategic initiatives. Achievement or failure to achieve these criteria as recommended by our CEO and COO may increase or decrease the individual's annual incentive amount by up to 20%. The Board of Directors and the Committee review similar criteria for our CEO and COO with the ability to increase or decrease the individual's annual incentive compensation by up to 20% for achievement or failure to achieve these goals. No discretionary adjustment has ever been made to incentive pay for any executive.

         In addition to the incentive to achieve the EPS goal, certain executives and managing principals responsible for team region and/or group performance are rewarded in part based on the achievement of regional and/or group revenue and income targets. No awards are made unless a threshold regional and/or group revenue and income target levels are achieved that generally reflect significant growth over the prior year.


Long-Term Incentives

         We provide executives with the opportunity to earn annual stock options in order to retain and motivate them to improve long-term stock values. Annual grants of stock options are made to executives based on a market analysis of long-term incentive levels within a peer group of companies. The annual grants are intended to reflect the individuals' respective responsibilities, as well as the actual and expected contribution of the individuals to our long-term success.

         Stock options are granted only if we achieve our annual EPS target. In order for group executives and regional managing principals to receive stock options, their group must achieve its operating income target for the preceding year, in addition to achieving our annual EPS target. Grants vest in equal amounts over a three-year period and are exercisable over a ten-year period. This Committee reviews and establishes the grants for all executive officers.

         Since we exceeded our EPS target for 2002 and each group met their respective income targets, accordingly, stock options were granted to all eligible employees, including managing principals.

Retirement Compensation

         The intent of this Committee's retirement compensation policy is to provide employees and executives with certain tax-qualified retirement benefits. We maintain a defined contribution savings plan available to substantially all employees, including executives, under Section 401(K) of the Internal Revenue Code. Under this plan, we contribute 25% of the participating employee's contribution. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. We also provide discretionary contributions if we meet or exceed our EPS target. A discretionary contribution of an additional 12.5% of the participating employee's contribution was made for 2002 as we exceeded our EPS target.

         In addition, we provide a non-qualified creditor exempt salary savings plan to eligible employees to help them save for retirement. Under the plan, participants may contribute an elected percentage of their annual cash compensation. Effective August 2001, we amended the plan where we will contribute 25% of the participating employee's contribution. Similar to our defined contribution 401(K) savings plan, we also provide discretionary contributions under this non-qualified savings plan if we meet or exceed our EPS target. A discretionary contribution of an additional 12.5% of the participating employee's contribution was made for 2002 as we exceeded our EPS target.

         Effective January 1, 2000, the Board of Directors approved a non-qualified Supplemental Executive Retirement Plan for executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participants' retirement or death. We have established and maintain a grantor "rabbi" trust for the purpose of accumulating funds with which to meet our future obligations under the plan. Although the trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions, the benefits under the plan remain our obligations. We have purchased company-owned life insurance policies for its benefit on the lives of certain participants estimated to be sufficient to recover, over time, the full cost of the benefits provided plus the cost of insurance.


         We also have non-qualified supplemental deferred compensation plans for Mr. Pinola, Mr. Smith and Mr. Gavin. Upon his retirement and effective January 1, 2001, Mr. Smith began receiving payments in accordance with this plan. The details of this plan for Mr. Pinola and Mr. Gavin were described under the section "Employment and Change in Control Agreements" previously mentioned in this proxy statement.


Section 162 (m)

         Section 162(m) of the Internal Revenue Code generally imposes a $1,000,000 limit on the deductibility of certain compensation that it pays to certain executive officers unless certain requirements are met. Compensation attributable to options granted under the various stock option plans currently in effect is expected to qualify for deductibility. This Committee monitors the effect of this section on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the executive compensation program. This Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if this Committee believes to do so is in our best interests and the interests of our shareholders, we will make compensation arrangements that may not be fully deductible due to this section.

         During 2002, the provisions of this section will result in a portion of the incentive compensation paid to our five highest paid executives for 2002 to be non-deductible. The Committee believes the compensation to these individuals reflects its policies as stated in this report. The Committee also notes that the Company's 2002 Operating Plan provided for cash compensation for each of these individuals to be under the limits imposed by
Section 162 (m), except in the case of Mr. Pinola where cash compensation at target was scheduled to be approximately at the limits imposed by Section 162(m). The variable cash compensation for 2002 reflected the fact that the actual EPS for 2002 exceeded the target EPS by 40%. In general, bonuses for all of our employees, all of which are performance based, also reflected the exceptional results for 2002. For 2003, only Mr. Pinola's base salary and cash bonus at target would exceed the limits imposed by Section 162(m). Payment of this amount to Mr. Pinola, or amounts exceeding the limits of Section 162(m) to other executives will occur only if the Company's actual 2003 EPS exceeds certain targeted amounts.

Chief Executive Officer Compensation

         The principles guiding compensation for our Chief Executive Officer are substantially the same as those set forth for other executives as previously described in this report. During 2002, our most highly compensated officer was Richard J. Pinola, Chairman of the Board and CEO. Mr. Pinola's performance was reviewed by the Committee which made recommendations to the Board regarding his annual cash compensation (salary plus annual incentive) and approved his long-term incentive awards.

         In accordance with Mr. Pinola's Employment Agreement noted previously in this report, Mr. Pinola's annual base salary during 2002 was $580,000. Mr. Pinola received additional compensation based on the Company's final 2002 results. Mr. Pinola's base salary for 2003 is $830,000.

                  Compensation Committee
                  Catherine Y. Selleck, Chair
                  Rebecca J. Maddox
                  Oliver Franklin

Compensation Committee Interlocks and Insider Participation in Compensation

         Mr. Pinola, our Chief Executive Officer and Chairman, makes general recommendations to and reviews with the Compensation Committee the compensation of our executive officers, other than his own. This information is carefully considered by the Committee. Except for this process, during 2002, there were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on the Board of Directors' Compensation Committee, nor did any current or past officers serve on the Compensation Committee. Except as discussed in the section "Certain Relationships and Related Party Transactions" with respect to the transactions with Midwest, the franchise owned by Mr. Bourbeau, and with respect to the consulting agreements made with Mr. Smith and Mr. Evans, and with respect to the purchase of Coutts, of which Mr. Johnson was Chairman of the Board of Directors and partial owner, no member of any committee of the Board of Directors in 2002 had any relationship with us other than as a director and member of such committee.

                            COMMON SHARES PERFORMANCE

         The line graph set forth below compares for the period December 31, 1997 through December 31, 2002, the cumulative return on our Common Shares based on the market price of the Common Shares, with the cumulative return (assuming dividend reinvestment) of common stock listed on the Russell 2000 Index, and the common stock issued by companies with SIC Code: 8742, Management Consulting Services Index. The SIC Code Index was selected primarily because it is representative of our professional service business and the Russell 2000 Index was selected because it represents a comparable market capitalization. We believe the SIC Code Index and the Russell 2000 Index compare effectively with us based on the selection criteria mentioned above.




                       12/31/97      12/31/98       12/31/98      12/31/00       12/31/01      12/31/02
                       --------      --------       --------      --------       --------      --------

Company                   $100.00       $115.68        $90.19        $123.53       $304.98        $350.20
SIC Code                   100.00       109.91         120.78         59.44         54.50          34.12
Russell 2000               100.00        97.20         116.24        111.22         112.36         88.11

Proposal 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         Our Board of Directors, based on the recommendation of the Audit Committee and subject to ratification by the shareholders at our Annual Meeting, has approved the appointment of Ernst & Young LLP as our auditors for fiscal year 2003. If the shareholders do not ratify this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting, other auditors will be considered by the Board of Directors upon recommendation of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

                                 OTHER BUSINESS

         The Board of Directors does not know of any further business to be presented at the Meeting. However, should any other matter requiring a vote the shareholders arise, the persons appointed by the enclosed proxy intend to vote on those matters in accordance with their judgement as to our best interests.

Shareholder Proposals

         Shareholder proposals for the 2004 Annual Meeting of Shareholders must be received by December 5, 2003 to be considered for inclusion in our 2004 Proxy Statement. Shareholder proposals must be submitted in writing to our Corporate Secretary, at 1818 Market Street, 33rd Floor, Philadelphia, PA 19103. At the 2004 Annual Meeting of Shareholders, Management will have discretionary authority to act upon such matters as may be brought before the Meeting as to which written notice was not received on or before February 18, 2004.

Annual Report on Form 10-K


         We file an Annual Report on Form 10-K with the SEC. Shareholders may obtain a paper copy of this report, including the financial statements and schedules, without charge, by writing to our Corporate Secretary at 1818 Market Street, 33rd Floor, Philadelphia, PA 19103. You may also request this information at out website, www.right.com.


Householding

If you have consented to the delivery of only one set of proxy materials to multiple shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-800-237-4448 or write to our Corporate Secretary at 1818 Market Street, 33rd Floor,

Philadelphia, PA 19103. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

         The Board of Directors urges shareholders to attend the Meeting. Whether or not you plan to attend the Meeting, shareholders are asked to complete, date, sign and return the enclosed proxy promptly in the accompanying envelope. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                             By Order of the Board of Directors

                                             /S/ THEODORE A. YOUNG
                                             ---------------------

                                             Theodore A. Young
                                             Secretary

Philadelphia, PA
April 3, 2003

                                    EXHIBIT A
                                    ---------


                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                       RIGHT MANAGEMENT CONSULTANTS, INC.

                          As adopted December 12, 2002
                          ----------------------------

                             Purpose and Composition

         This Charter governs the operations of the Audit Committee. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors and shall meet the qualification requirements of the applicable stock market rules governing the exchange or market on which the Company's common stock is traded.

         The members of the Audit Committee shall be elected by the Board of Directors annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

                               Statement of Policy

         The Audit Committee shall provide assistance to the Board of Directors in overseeing the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the external auditors, and the annual independent audit of the Corporation's financial statements.

         The external auditor for the Corporation is ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor.

                          Responsibility and Processes

         The primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to assure compliance with laws. These are the responsibilities of management and the external auditor. In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible in order to react to changing conditions and circumstances.

         The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may alter or supplement them as appropriate.

      1. Annually, the Audit Committee shall recommend to the Board of Directors the selection of the Corporation's external auditor, subject to the stockholder ratification of the selection, if such ratification is required or sought.

      2. The Audit Committee shall discuss with the external auditor the overall scope and plans for the respective audit examinations.

      3. The Audit Committee shall ensure that the external auditor submits annually a formal written statement delineating all relationships between the external auditor and the Corporation. The Audit Committee is responsible for engaging in a dialogue with the external auditor with respect to such disclosed relationships that may impact the objectivity and independence of the external auditor and recommending that the Board of Directors take appropriate action to satisfy itself of the external auditor's independence.

      4. The Audit Committee shall establish policies and procedures for the engagement of the external auditor to provide non-audit services, and consider whether the external auditor's performance of any non-audit services is compatible with the external auditor's independence.

      5. The Audit Committee shall discuss with management and the external auditor the adequacy and effectiveness of the Corporation's accounting and financial records and system for monitoring and managing business risk and legal compliance programs. Further, the Audit Committee shall meet separately with the external auditor, with and without management present, to discuss the results of their examinations.

      6. The Audit Committee shall review and discuss with management and the external auditor the Corporation's interim financial results to be included in the Corporation's quarterly reports filed with the Securities and Exchange Commission, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

      7. The Audit Committee shall review with management and the external auditor the financial statements to be included in the Corporation's Annual Report on Form 10-K (or the annual report to the shareholders if distributed prior to the filing of Form 10-K), as well as the auditor's judgment about the quality, not just acceptability, of the Corporation's accounting principles as applied in its financial reporting. The review shall also include a discussion of the reasonableness of judgments and estimates made in the preparation of the financial statements that may be viewed as critical, as well as the clarity of financial statement disclosures. In addition, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the external auditor under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

      8. Based on its review and discussions of the above items, the Audit Committee shall recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K).

      9. As a whole, or through the Chair, the Audit Committee shall review the impact on the financial statements of significant events, transactions, or changes in accounting principles or estimates which potentially affect the quality of the financial reporting with management and the external auditor prior to the filing of the Corporation's Report on Form 10-Q or 10-K, or as soon as practicable if the communications cannot be made prior to its filing.

      10. Management and the external auditor shall discuss with the Audit Committee significant changes to the Corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditor, the internal auditors or management.

      11. The Audit Committee shall review and reassess this Charter annually and recommend any appropriate changes to the Board of Directors. The Audit Committee shall conduct an annual performance self-evaluation and report its findings to the Board of Directors.

      12. The Audit Committee shall review and reassess the Corporation's Code of Conduct annually and recommend any appropriate changes to the Board of Directors. The Audit Committee shall annually review employee responses as to compliance with the Code of Conduct and prepare a report of employee compliance for the Board of Directors.

         The Audit Committee shall review any significant disagreement that is brought to its attention, after inquiry, among management and the external auditor in connection with the preparation of the Corporation's financial statements. In addition, the Audit Committee shall review with management and the external auditor any pending or threatened action by regulators or government agencies and any employee complaints or published report that raise material issues regarding the Corporation's financial statements or accounting policies. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or external auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other expert consultants.

                                     Reports

      1. The Audit Committee shall prepare or cause the preparation of the report required by the rules of the Securities and Exchange Commission for inclusion in the Corporation's annual proxy statement.

      2. The Committee shall submit any recommendations for changes to the Audit Committee Charter to the full Board of Directors for approval, and report the findings of its annual self-evaluation to the Board of Directors.

      3. The Audit Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors.

                        Reliance on Information Provided

      In adopting this Audit Committee Charter, the Board of Directors acknowledges that the Audit Committee members are not employees of the Corporation and are not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the external auditor's work or auditing standards. Each member of the Audit Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Audit Committee and the accuracy and completeness of the financial information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary.



                     Independence of Audit Committee Members

      Director's fees, including fees for serving on the audit and other committees of the Board, are the only compensation audit committee members may receive from the Corporation.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Shareholders -- May 1, 2003

         The undersigned shareholder of RIGHT MANAGEMENT CONSULTANTS, INC., revoking all previous proxies, hereby constitutes and appoints RICHARD J. PINOLA and JOSEPH T. SMITH, and each of them acting as individuals, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend our Annual Meeting of Shareholders to be held on Thursday, May 1, 2003, at 10:00 A.M. at our headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and to vote all Common Shares which the undersigned would be entitled to vote if personally present at the Meeting, and at any adjournment or postponement thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:

1.   / / FOR all nominees for director named below.
     / / WITHHOLD AUTHORITY to vote for all nominees for director named below. / / FOR all of the nominees for director named below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.

     Nominees: FRANK P. LOUCHHEIM, RICHARD J. PINOLA, JOSEPH T. SMITH, JOHN J. GAVIN, LARRY A. EVANS, JOHN R. BOURBEAU, REBECCA J. MADDOX, CATHERINE Y. SELLECK, FREDERICK R. DAVIDSON, OLIVER S. FRANKLIN AND STEPHEN JOHNSON

2. / / FOR adoption of the amendment to the Articles of Incorporation increasing the authorized number of common shares.
     / / AGAINST
     / / ABSTAIN

3.   / / FOR adoption of the 2003 Stock Incentive Plan.
     / / AGAINST
     / / ABSTAIN

4.   / / FOR adoption of the 2003 Employee Stock Purchase Plan.
     / / AGAINST
     / /ABSTAIN

5. / / FOR the ratification of the Selection by the Audit Committee of Ernst & Young LLP, as our independent auditors for the current fiscal year.
     / / AGAINST
     / / ABSTAIN

6. In their discretion, the proxies will vote on such other business as may properly come before the Meeting.




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         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4 and 5 REFERRED TO IN THIS PROXY. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said attorneys and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be voted whether or not the shareholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.






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         NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE
ENCLOSED ENVELOPE. Please sign this proxy exactly as name appears in address below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix the corporate seal.


                                                  Dated: _______________, 2003

                                                    ____________________(SEAL)
                                                     (Shareholder's Signature)

                                                    ____________________(SEAL)
                                                     (Shareholder's Signature)





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